Exhibit 99.2

FIRST AMENDMENT

 TO

AGREEMENT OF REPRESENTATION AND INDEMNITY

AMENDMENT, dated October 31, 2007, to Agreement of Representation and Indemnity, dated May 3, 1994, between Computer Task Group, Incorporated, a New York corporation (the “Company”), and Thomas R. Beecher, Jr. (the “Trustee”), (the “Representation Agreement”).

RECITALS

The Trustee is designated as the Trustee under the Trust Agreement, dated May 3, 1994, between the Company and Trustee (the “Trust Agreement”), and the Trustee has served as the trustee of the Trust formed under the Trust Agreement (the “Trust”) since its formation through the date of this Amendment.

Section 8.2 of the Trust Agreement provides that, subject to the terms of that section, the Trust shall terminate upon the earlier to occur of (a) the date the Trust no longer holds any assets, (b) May 3, 2004, or (c) the date specified in a written notice of termination given by the Board of Directors of the Company to the Trustee. Section 8.2 of the Trust Agreement also provides that if the Trust terminates (other than upon a Change of Control as defined in the Trust Agreement), the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall direct the Trustee to sell some or all of the assets in the Trust, and that thereafter the proceeds of any sale and the remaining assets in the Trust shall be distributed as directed by the Committee to the employee plans identified in the Trust Agreement (the “Plans”), used to pay off any loans of the Company to the Trust that are then outstanding, or returned to the Company as directed by the Committee in its discretion.

The Committee has not given the Trustee any direction concerning disposition of the assets of the Trust after a termination of the Trust.  Rather, the Trust has been actively maintained and used for its stated purposes through the date of this Amendment, and the Company desires to continue to maintain and use the Trust for its stated purposes in the future.  On the date of  this Amendment, the Company is entering into an Amendment to the Trust Agreement (the “Trust Agreement Amendment”) which provides for a change in the termination date referred to in subsection (b) of Section 8.2 of the Trust Agreement to May 3, 2014, and which provides for the continuation of the Trust during the period from May 3, 2004 through the date of the Trust Agreement Amendment and thereafter until terminated under the terms of the Trust Agreement as amended.  As contemplated by Section 8.1 of the Trust Agreement, the Company has requested the Trustee’s consent to the Trust Agreement Amendment.

To induce the Trustee to consent to the Trust Agreement Amendment, the parties are entering into this Amendment to clarify and modify the terms of the Representation Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Amendment, the parties agree as follows:

1.

Meaning of the word “term.”   In the Representation Agreement, the “term” of the Trust means the term of the Trust under the Trust Agreement as amended, or as it is intended to be amended, by the Trust Agreement Amendment, whether or not the Trust Amendment is effective in extending the original term of the Trust.

2.

Representations and warranties.   The representations and warranties contained in Section 2 of the Representation Agreement are repeated and reaffirmed as of the date of this Amendment, except that the term “Company Documents” means the Trust Agreement as amended by the Trust Agreement Amendment and the Representation Agreement as amended by this Amendment.

3.

Covenants.   The covenants contained in Section 3 of the Representation Agreement are repeated and reaffirmed as of the date of this Amendment.

4.

Indemnification and hold harmless.   The indemnification and hold harmless provisions contained in Section 4 of the Representation Agreement are repeated and reaffirmed as of the date of this Amendment, and the following additional terms apply:

(a)

if for any reason the Trust is considered or alleged to have terminated on May 3, 2004 or to have ceased to exist during the period between May 3, 2004 and the date of this Amendment, then the term “Proceeding” will include, in addition to all cases by reason of the fact that the Trustee was a trustee of the Trust, all cases  between May 3, 2004 and the date of this Amendment by reason of the fact that he acted under the Trust Agreement or with respect to the subject matter of the Trust Agreement;

(b)

if for any reason the Trust Agreement Amendment is considered or alleged to have created a new trust (a “Succeeding Trust”) of which the Trustee is considered to be the trustee (the “Succeeding Trustee”), then the term “Proceeding” will include, in addition to all cases by reason of the fact that the Trustee was a trustee of the Trust, all cases by reason of the fact that the Trustee was the Succeeding Trustee of the Succeeding Trust;

(c)

if, as the Company and the Trustee intend, the Trust is recognized as having continued from May 3, 2004 through the Trust Agreement Amendment date, the term “ Proceeding” will include all cases by reason of the fact that Trust continued and the Trustee continued to act as the trustee of the Trust;

(d)

the term “Proceeding” will include, in addition to all cases by reason of the fact that the Trustee was a trustee of the Trust, all Proceedings regarding or relating to the Trust Agreement Amendment; and

(e)

the rights of indemnification and Advancement of Expenses provided for in the Representation Agreement as modified by this Amendment are separate from, and in addition to, any rights of indemnification and Advancement of Expenses contained in the Trust Agreement as amended, except that the Company may not be required to pay a second time for any expense, liability, or loss that it has previously paid under the Trust Agreement as amended.

5.

Advancement of Expenses.   The provisions of Section 5 of the Representation Agreement are repeated and reaffirmed as of the date of this Amendment.  For purposes of clarification, the provisions of Section 5 of the Representation Agreement will apply to any “Proceeding” as described in Section 4 of this Amendment.

6.

Claims for Advancement of Expenses.

(a)

The first sentence of Section 6 of the Representation Agreement is deleted in its entirety and replaced with the following sentence:

“If a claim for indemnification hereunder, including a claim for Advancement of Expenses, is not paid by the Company or from the Trust assets (or from the assets of the Succeeding Trust if a Succeeding Trust is considered to have been created) within sixty days after a written claim has been received by the Company, the Trustee may at any time thereafter bring a suit against the Company to recover the unpaid amount of the claim.”

(b)

The provisions of Section 6 of the Representation Agreement other than the first sentence of Section 6 are repeated and reaffirmed as of the date of this Amendment.

7.

Sections 7 through 11 of the Representation Agreement.   The provisions of each of Sections 7 through 11 of the Representation Agreement are repeated and reaffirmed as of the date of the Amendment except that an reference to the Representation Agreement means the Representation Agreement as amended by this Amendment.

8.

Notices.   The provisions of Section 12 of the Representation Agreement deleted in their entirety and replaced with the following:

“12.   All notices, requests, demands and other communications required or permitted under the Representation Agreement as amended must be in writing and will be considered to have been duly given when delivered by hand, by telecopy, or when mailed by certified or registered mail, with postage prepaid:

(a)

If  to the Trustee to:

Thomas R. Beecher, Esq.

200 Theater Place,

Buffalo, New York 14202

with a copy to:

Gary F. Kotaska, Esq.

Phillips Lytle LLP

3400 HSBC Center

Buffalo, New York 14203-2887

or to any other person or address that the Trustee shall furnish to the Company in writing as indicated above.

(b)

If to the Company to:

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

Attention:  Peter P. Radetich, Esq.

with a copy to:

Ward B. Hinkle, Esq.

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street

Buffalo, New York 14202

9.

Miscellaneous.

 (a)

Entire Agreement.  Section 13 of the Representation Agreement is deleted in its entirety and replaced with the following: “Except for the additional agreements contained in Section 5.5 of the Trust Agreement as amended by the Trust Agreement Amendment, this Amendment and the Representation Agreement constitute the entire agreement of the parties with respect to the subject matter of this Amendment, and there are no other agreements, written or oral, with respect thereto.”

(b)

Controlling Law.  The laws of the State of the New York shall be the controlling law in all matters relating to this Amendment, without regard to conflicts of law.

(c)

Counterparts.  This Amendment may be signed in one or more counterparts, all of which will be considered one and the same agreement, and which will become effective when one counterpart has been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be signed on October 31, 2007 by the undersigned thereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

By: /S/ James R. Boldt___________

Name: James R. Boldt

Title: Chairman and Chief Executive Officer

Trustee

By /S/ Thomas R. Beecher, Jr.

     Thomas R. Beecher, Jr.